Exhibit 99.1

MARINEMAX REPORTS RECORD FISCAL 2022 SECOND QUARTER RESULTS

~Record March Quarter Revenue Grows 17% to Over $610 Million~

~Same-Store Sales Growth of 7% on Top of 45% a Year Ago~

~Gross Margin Expands to 34%~

~Record Second Quarter Earnings Per Share of $2.37~

~Raises Fiscal Year 2022 Guidance~

CLEARWATER, FL, April 28, 2022 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced record results for its second quarter ended March 31, 2022.

Revenue increased 17% to a record $610.1 million for the quarter ended March 31, 2022 from $523.1 million in the comparable period last year. The revenue growth was due to contributions from solid same-store sales growth of 7% on top of a 45% increase in the comparable quarter last year and recent strategic acquisitions. The improvement was driven by strong overall demand for boating despite the lean inventories. The Company’s significant geographic and product diversification, in combination with accretive acquisitions, and growth in gross profit, drove more than a 37% increase in net income to $53.5 million and a 40% increase in earnings per diluted share to $2.37. This compares to earnings per diluted share of $1.69 in the comparable period last year.

For the six months ended March 31, 2022, revenue grew 16% to $1.083 billion compared with $934.6 million for the same period last year. Same-store sales increased approximately 8% in the first half of fiscal year 2022 on top of 33% growth during the same period last year. Net income increased 43% to $89.5 million and earnings per diluted share increased 45% to $3.96 for the six months ended March 31, 2022. This compares to net income of $62.5 million, or $2.73 per diluted share, in the same period last year.

W. Brett McGill, Chief Executive Officer and President, stated, “We once again delivered record sales, earnings growth and cash flow in the quarter, driven by strong same-store sales growth up against a very tough comparison of 45% a year ago. Our market share is expanding as we introduce new customers to MarineMax and the boating lifestyle. Our exceptional customer service, affirmed by our record Net Promotor customer satisfaction levels, has resulted in many of our existing customers upgrading to larger and newer boats. I am extremely proud of our team’s execution as we extend our long record of producing meaningful same-store sales growth, even on top of significant compares, while executing on our balanced growth strategy.”

Mr. McGill continued, “As we enter our most active season, our demand and backlog provides us with continued confidence for the balance of fiscal 2022 and beyond. We anticipated two years ago that boating would be one of the beneficiaries of a changed world. This quarter is evidence of the sustainability of that trend and MarineMax’s ability to leverage our scale, global presence, product diversification, technology advancements, strong balance sheet and cycle tested team. Our record March quarter margins reflects the success of our ongoing focus of growing our higher margin and recurring revenue. The combination of robust operating leverage, significant cash flow and strong consumer demand will support sustainable internal and acquisition growth as we continue to enhance long-term shareholder value.”

Updated 2022 Guidance

Based on current business conditions, retail trends and other factors, the Company is raising its fiscal year 2022 guidance for earnings per diluted share to a range of $7.90 to $8.30, which is increased from its previously provided guidance of $7.60 to $8.00 per diluted share. This compares to earnings per diluted share of $6.78 in fiscal 2021. These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during fiscal 2022 or other unforeseen events, including changes in global economic conditions.

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About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 79 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest superyacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. Intrepid Powerboats, a MarineMax company, manufactures powerboats and sells through a direct-to-consumer model. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands. The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the second quarter ended March 31, 2022; the Company's confidence for the balance of fiscal 2022 and beyond; the sustainability of the trend that boating would be one of the beneficiaries of a changed world; the Company's ability to leverage its scale, global presence, product diversification, digital platform, strong balance sheet and cycle tested team; the Company's expectation that the combination of robust operating leverage, significant cash flow and strong consumer demand will support sustainable growth; the Company's enhancement of long-term shareholder value; and the Company's fiscal 2022 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance of the recently-acquired  businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, potential supply chain constraints and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2021 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue	$610,106	$523,095	$1,082,797	$934,618
Cost of sales	404,791	366,289	710,283	654,411
Gross profit	205,315	156,806	372,514	280,207

Selling, general, and administrative expenses	133,532	103,936	253,529	195,354
Income from operations	71,783	52,870	118,985	84,853

Interest expense	654	1,092	1,291	2,360
Income before income tax provision	71,129	51,778	117,694	82,493

Income tax provision	17,622	12,843	28,244	19,958
Net income	$53,507	$38,935	$89,450	$62,535

Basic net income per common share	$2.45	$1.76	$4.09	$2.83

Diluted net income per common share	$2.37	$1.69	$3.96	$2.73

Weighted average number of common shares used in computing net income per common share:

Basic	21,861,438	22,143,043	21,880,558	22,083,827
Diluted	22,530,102	22,986,061	22,597,105	22,864,950

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31,	March 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$219,400	$142,888
Accounts receivable, net	62,276	54,489
Inventories, net	329,731	302,979
Prepaid expenses and other current assets	17,596	14,698
Total current assets	629,003	515,054

Property and equipment, net	220,569	151,254
Operating lease right-of-use assets, net	100,818	106,348
Goodwill and other intangible assets, net	246,265	142,152
Other long-term assets	9,069	10,318
Total assets	$1,205,724	$925,126
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,856	$23,280
Contract liabilities (customer deposits)	164,068	83,357
Accrued expenses	95,750	84,536
Short-term borrowings	58,858	35,762
Current maturities on long-term debt	3,587	2,802
Current operating lease liabilities	9,774	10,439
Total current liabilities	369,893	240,176
Long-term debt, net of current maturities	45,747	49,440
Noncurrent operating lease liabilities	93,885	98,276
Deferred tax liabilities, net	14,646	6,501
Other long-term liabilities	7,293	7,429
Total liabilities	531,464	401,822
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	28
Additional paid-in capital	295,589	285,532
Accumulated other comprehensive income	147	1,105
Retained earnings	522,128	340,234
Treasury stock	(143,633)	(103,595)
Total shareholders’ equity	674,260	523,304
Total liabilities and shareholders’ equity	$1,205,724	$925,126

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue:
Retail Operations	$577,624	$523,095	$1,032,242	$934,618
Product Manufacturing	46,758	—	81,002	—
Elimination of intersegment revenue	(14,276)	—	(30,447)	—
Revenue	$610,106	$523,095	$1,082,797	$934,618
Income from operations:
Retail Operations	$68,346	$52,870	$113,469	$84,853
Product Manufacturing	4,387	—	7,830	—
Elimination of intersegment income	(950)	—	(2,314)	—
Income from operations	$71,783	$52,870	$118,985	$84,853